SECOND AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona stock life insurance company, Lord Abbett Series Fund, Inc. (the “Fund”), a Maryland corporation and Lord Abbett Distributor LLC (the “Distributor”), a New York limited liability company, entered into a certain Participation Agreement dated August 27, 2010 (the “Participation Agreement”). This Second Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 17, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from MONY Life Insurance Company of America to Equitable Financial Life Insurance Company of America; and

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company of America,

on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Senior Vice President
Date:	12/15/2020 | 1:23 PM EST

The Fund:

Lord Abbett Series Fund, Inc.

By:

Print Name:	Lawrence B. Stoller

Title:	Vice President and Secretary
Date:	Dec-17-2020

The Distributor:

Lord Abbett Distributor LLC, by its

Managing Member, Lord, Abbett & Co. LLC

By:

Print Name:	Lawrence B. Stoller

Title:	Member
Date:	Dec-17-2020

SCHEDULE A

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L	All Contracts
Equitable America Variable Account A	All Contracts
Equitable America Variable Account P	All Contracts
Equitable America Variable Account K	All Contracts
Equitable America Variable Account 70A	All Contracts

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